Alzheon, Inc. Initial Public Offering Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-227057 November 1, 2018

This presentation contains forward-looking statements. All statements other than statements of historical facts contained in this presentation, including statements regarding possible or assumed future results of operations, business strategies, development plans, clinical trial plans, regulatory activities, competitive position, potential growth opportunities, and the effects of competition are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause Alzheon, Inc.’s (the “Company”) actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “project,” “estimate,” or “potential” or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect the Company’s business, financial condition and results of operations. These forward-looking statements speak only as of the date of this presentation and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond the Company’s control. The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that the Company may face. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. This presentation also contains estimates, projections, and other information concerning the Company’s industry, the Company’s business and the markets for certain of the Company’s product candidates, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions and genetic populations. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, the Company obtained this industry, business, market and other data from reports, research surveys, clinical trials, studies and similar data prepared by market research firms and other third parties, from industry, medical and general publications, and from government data and similar sources. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (including a prospectus) for the offering to which this presentation relates, but such registration statement has not been declared effective. Before you invest, you should read the prospectus in that registration statement, including the Risk Factors set forth therein, and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc. Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968-9355 or e-mail: prospectus@think-equity.com or from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, telephone: (646) 975-6996 or e-mail: placements@hcwco.com. Legal Disclaimer

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated November 1, 2018, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc. Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968-9355 or e-mail: prospectus@think-equity.com or from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, telephone: (646) 975-6996 or e-mail: placements@hcwco.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. This presentation contains references to the Company’s trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, the Company’s rights or the rights of the applicable licensor to these trademarks and trade names. The Company does not intend it’s use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of the Company by, any other companies. Free Writing Prospectus Statement Intellectual Property Disclosure

Offering Summary Issuer Alzheon, Inc. Expected Offering Range $4.00 - $6.00 Offering Size 6,000,000 shares (100% Primary) Over-Allotment Option 900,000 shares (100% Primary) Shares Outstanding Post Offering 16,268,967 shares (or 17,168,967 shares if the underwriters exercise their over-allotment option in full) Exchange / Symbol Nasdaq Capital Market / ALZH Use of Proceeds: Advance the Phase 2b clinical development of our lead product candidate ALZ-801, and the remainder, if any, to fund new and ongoing research and development activities, and for working capital and other general corporate purposes Joint Book-Runners ThinkEquity, a division of Fordham Financial Management, Inc. H.C. Wainwright & Co. Co-Manager The Benchmark Company, LLC

Developing treatments to slow or stop Alzheimer’s disease & other devastating neurological disorders

~35 Million Worldwide Patients & $1 Trillion Cost1, $100 B Market2 Urgent Need with ~5.7 Million AD Patients in U.S.1 *Amyloid aggregation inhibitors Amyloid targeting antibodies Beta secretase inhibitors Tau aggregation inhibitors Tau targeting antibodies 1 Alzheimer’s Association 2018 2 Wall Street research 3 Includes Aricept, Exelon and Razadyne 4 Includes Namenda and Namzaric (AChEI + NMDA combination) Symptomatic = Standard of Care Acetylcholinesterase inhibitors (approved)3 NMDA receptor antagonists (approved)4 *Alzheon Pill ALZ-801 Symptomatic Treatments Disease Modifying Treatments

Alzheimer’s Program with Roadmap to Value Creation ALZ-801 program Phase 3 ready for Alzheimer's disease (AD) Granted Fast Track Designation by FDA Precision medicine approach to demonstrate efficacy in genetically-defined AD population Phase 2b trial expected to start in 1H 2019 Tramiprosate, now under our development as improved prodrug formulation ALZ-801, showed Promising clinical signals observed in genetically-defined subset of AD patients Well tolerated, long-term safety profile evaluated in >2,000 AD patients Mechanism of action supported by clinical data Inhibition of formation of toxic amyloid oligomers designed to mediate clinical benefits Targeting of amyloid oligomers validated by leading clinical programs in AD Strong patent portfolio for ALZ-801: Expiring in 2031 in U.S. & 2027 in EU and Japan Broad, proprietary discovery platform: Targeting protein misfolding & aggregation in neurodegenerative disorders Experienced team: Management, board of directors & scientific advisors 1 2 3 4 5 6 Clinical Dataset Drives Strategy, Defines Population & Differentiates Lead Product

Soluble Amyloid Oligomers = Key Driver of AD Synaptic damage Disrupted Ca2 homeostasis Aberrant tau phosphorylation Selective neuronal death Amyloid oligomers Toxic Effects of Amyloid Oligomers Oxidative stress Damaged neuron Beta amyloid (Ab) Fibrils Amyloid plaque Cell membrane Adapted from HHS Progress in Alzheimer’s Disease Healthy neuron Oligomers Esparza (2013) Ann Neurol Genetic Data Point to Primary Toxic Role of Amyloid in Alzheimer’s

AD brain Toxic amyloid oligomers Clearance of large oligomers called proto-fibrils led to clinical benefit; brain edema side effects [Anti-amyloid antibody] BAN2401 (Positive results in early AD P2) Bapineuzumab (Negative P3) Verubecestat Lanabecestat (Negative P3) Amyloid plaque Plaque clearance from vessels associated with brain swelling & microbleeds [Anti-amyloid antibody] Amyloid monomers Lowering amyloid production led to neuropsychiatric side effects [Oral beta-secretase inhibitors] Toxic amyloid oligomers Aducanumab (Positive results in early AD P1) Toxic amyloid oligomers, fibrils & plaque Dose-dependent clinical activity; high brain edema rates [Anti-amyloid antibody] Toxic amyloid oligomers Inhibition of formation of small oligomers reduces neurotoxicity & cognitive decline; well tolerated [Oral small molecule] ALZ-801 Pill Inhibits Formation of Amyloid Oligomers Alzheon Pill ALZ-801 (Potential in early to mild AD)

ALZ-801 approach supported by results from late-stage Alzheimer's programs Clinical benefits of anti-amyloid antibodies BAN2401 & aducanumab supports targeting of oligomers Failure of beta-secretase inhibitor programs narrows competitive landscape in Alzheimer’s New draft FDA & EMA guidances Single cognitive primary outcome may be acceptable for approval in early to mild Alzheimer’s disease Brain volume assessment supports disease modification claim ALZ-801 program streamlined Phase 2b trial to demonstrate efficacy on cognitive endpoint in a genetically-defined AD population Includes assessment of preservation of brain volume Shorter time to value inflection point Major metabolite of tramiprosate endogenous in human brain & exerts anti-oligomer effect* Metabolite levels in the brain increased with administration of tramiprosate in clinical trials Findings support safety, excellent brain penetration & potential efficacy of ALZ-801 in Alzheimer’s Positive Developments Support ALZ-801 Program *Alzheon publications: Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs Streamlined Phase 2b Trial Based on New Draft Regulatory Guidances

Problem Lessons from Other Anti-Amyloid Agents Advantage of ALZ-801 Lack of inhibition of oligomers Lack or insufficient inhibition of amyloid oligomers Full inhibition of amyloid oligomers Lack of target engagement Plaque lowering on amyloid PET imaging CSF amyloid reduction & preservation of brain volume Lack of efficacy Lack of alignment of mechanism with clinical efficacy Mechanism translates to potential efficacy & clinical dose Poor brain penetration ~1% for antibodies ~40% Poorly defined patient population All-comer Alzheimer's patients Genetically-defined high risk Alzheimer's patients Brain swelling side effects At risk None observed ALZ-801 Program Builds on Recent Learnings

ALZ-801 Blocks Amyloid Oligomer Formation, Key Driver of Alzheimer’s

Soluble amyloid oligomers toxic to neurons & drive early disease process Targeting of amyloid oligomers supported by clinical benefits in AD patients APOE4/4 homozygotes display consistent amyloid oligomer pathology Formation of Toxic Soluble Amyloid Oligomers Inhibited by ALZ-801 Amyloid Oligomers Play Central Role in AD Alzheon publications: Kocis (2017) CNS Drugs; Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs

Consistent Efficacy Across Biomarker & Clinical Studies Activity in animal models of Alzheimer's Reduction in Soluble Brain Amyloid Aβ42 in TgCRND8 Mice Tramiprosate Dose (mg/kg/d) Gervais (2007) 2 ü Biomarker effects in Alzheimer’s patients Tramiprosate Dose (mg BID) CSF Aβ42 Amyloid (pg/ml) N = 45 Reduction of Soluble Brain Amyloid (Phase 2) Aisen (2006) Soluble Aβ42 in the brain ~15.5 pg/g: Lue (1999) Overall Treatment Effect: p = 0.041 Change from Baseline Estimated Fit with 95% Confidence Limits Placebo100mg BID150mg BID Treatment Group Hippocampal Volume (mm3) N = 265 Change from Baseline Mean ±95% Confidence Intervals Overall Treatment Effect: p = 0.027 Preservation of Brain Volume (Phase 3) Gauthier (2009) 3 ü Compelling clinical efficacy in Alzheimer’s patients Tramiprosate Effects in Post Hoc Analysis of Mild APOE4/4 Subset Abushakra (2016 & 2017) Clinical Efficacy (Phase 3) 4 ü Beta Amyloid Tramiprosate (ALZ-801) Mechanism of Action Kocis (2017) 1 Well-characterized mechanism blocks amyloid oligomers ü

Clinical Data in Alzheimer’s Efficacy & Safety of Tramiprosate – the Active Molecule Our Solution – Tramiprosate Prodrug ALZ-801

p = 0.014, Δ -3.1 Tramiprosate on Top of Standard of Care in North American Trial: MMSE 16-26^ p = 0.002, Δ -3.9 p = 0.017, Δ -3.0 # * ** * Clinical Benefit Change from Baseline # # * # * Placebo 150mg BID * p < 0.05 **p < 0.01 # p = 0.05 - 0.1 (trend) N per Group Visit Placebo 150 Baseline 54 40 Week 52 47 34 Week 78 44 34 p = 0.07, Δ -0.9 p = 0.01, Δ -1.1 p = 0.094, Δ -0.7 Cognition: ADAS-cog Function: CDR-SB ^Post hoc analysis; Alzheon publication: Abushakra (2016) J Prev Alz Dis Placebo decline consistent with AD studies: Thomas (2016) Alz Dementia Weeks Benefits in APOE4/4 with Mild to Moderate AD

Apolipoprotein e4 allele APOE4 *Degenhardt (2016) Psychosomatics; Monsell (2015) JAMA Neurol; Holtzman (2012) Cold Spring Harb Perspect Med **Roses (1996) Annu Rev Med; Ward (2012) Neuroepidemiology APOE4 Genotype Explains Clinical Response Targeting APOE4/4 Patients – High Risk & Homogeneous AD Population APOE4/4 homozygotes = most homogeneous AD population 98% have amyloid pathology on brain PET imaging* 3X higher levels of brain amyloid oligomers than non-carriers Commercial blood test, widely used in Alzheimer’s clinics APOE4 represents major genetic risk factor for AD** Increases risk of AD by 4-12 fold, earlier onset by ~10 years 50-65% of AD patients are APOE4 carriers 40-50% are heterozygotes (one APOE4 allele) 10-15% are homozygotes (two APOE4 alleles); 550,000 in U.S.

Compelling Effects in APOE4/4 with Mild AD Tramiprosate on Top of Standard of Care in North American Trial: MMSE 22-26^ Clinical Benefit Change from Baseline N per Group Visit Placebo 150 Baseline 29 21 Week 52 26 18 Week 78 25 18 Cognition: ADAS-cog Function: CDR-SB p = 0.0003, Δ -5.4 p = 0.005, Δ -4.2 p = 0.02, Δ -3.6 * ** ** p = 0.01, Δ -1.25 p = 0.0005, Δ -1.72 p = 0.03, Δ -1.06 # * ** * * Placebo 150mg BID Weeks * p < 0.05 **p < 0.01 # p = 0.05 - 0.1 (trend) ^Post hoc analysis; Alzheon publication: Abushakra (2017) J Prev Alz Dis

Meaningful & sustained clinical benefits in genetically-defined APOE4/4 patients with mild Alzheimer’s disease = most amyloid oligomer driven population Significant benefit on cognition Disease-stabilizing effect on function Persistence of efficacy over 2.5 years Magnitude of effects clinically meaningful (~100% vs. 25% threshold) Well tolerated, long-term safety evaluated at effective clinical dose Unique drug exposures in >1,600 patients up to 1.5 years and in ~400 patients up to 2.5 years Most common adverse events included nausea, falls, dizziness, weight loss & urinary tract infections No brain swelling (ARIA-E) on active drug in 426 patients Endogenous nature of major metabolite of tramiprosate may help explain safety, excellent brain penetration & potential efficacy of ALZ-801 Differentiated program with promising efficacy in Alzheimer’s patients APOE4/4 Early to Mild AD Patients = Initial Target Population for ALZ-801 Summary of Clinical Data in Alzheimer’s Patients Alzheon publications: Abushakra (2016) J Prev Alz Dis; Abushakra (2017) J Prev Alz Dis; Hey (2018) CNS Drugs

Goals: Demonstrate cognitive improvement on ADAS-cog in homozygous APOE4/4 patients with early to mild AD Evaluate preservation of hippocampal brain volume measured by structural MRI & correlate with clinical improvements in cognition First patient expected to be dosed in Phase 2b trial in 1H 2019 Ongoing Phase 1b clinical trial in AD patients with APOE4 genotype evaluates safety, efficacy, pharmacokinetics & biomarkers in support of late stage development First Alzheimer's patient was dosed in October 2018 Right Patients, Right Drug & Right Trial to Value Inflexion ALZ-801 Phase 2b Clinical Trial Strategy

Primary endpoint ADAS-cog Screening Period Active 265mg BID* Placebo Randomization ALZ-801 APOE4/4 Homozygotes Early to Mild AD MMSE 20-28 Treatment Period End of Study Day 1 Wk 13 Wk 26 Wk 39 Wk 52 Wk 65 Wk 78 ALZ-801 Phase 2b in APOE4/4 with Early to Mild AD Study Designed to be Consistent with New Draft FDA & EMA Guidances Secondary endpoints CDR-SB, DAD, MMSE Total N = 160 Powered to account for 20% dropout Biomarker endpoint Hippocampal volume *Dose equivalent to tramiprosate 150mg BID

Corporate

Alzheon portfolio covers 66 worldwide issued patents & pending applications Consists of 7 different patent families Composition of matter patents for ALZ-801 U.S. patent protection through 2031 (does not include patent term extension) EU and Japan patents through 2027 Other major world markets covered Patent protection further extended by filed applications that cover patient stratification with respect to APOE4 alone, or combined with AD severity Strong Patent Protection for ALZ-801 Product & Discovery Platform Intellectual Property

Experience Management Team Dr. Jean-Pierre Garnier Chairman Former CEO of GlaxoSmithKline, Former Chairman, Actelion Dr. Franz Hefti Chief Development Officer, Prevail Therapeutics Scott Minick Venture Partner, ARCH Venture Partners Dr. David Nikodem Managing Director, Ally Bridge Group Dr. Dennis Langer Professor, Georgetown, Former SVP, GlaxoSmithKline *Also member of Board of Directors Board of Directors Proven Team with Alzheimer’s Expertise Stanley Prusiner, MD, Chairman Nobel Laureate, Director, Institute for Neurodegenerative Diseases, UCSF Scientific Advisory Board Aidan Power, MB, MRCPsych VP of Program and Portfolio Management Martin Tolar, MD, PhD* Founder, President & Chief Executive Officer John Hey, PhD Chief Scientific Officer Susan Abushakra, MD Chief Medical Officer Built product value and executed over $1.7 billion of business transactions in Alzheimer’s & cognition Led R&D of first clinically tested beta secretase inhibitor program for Alzheimer’s Led approvals of sNDAs for Aricept®, Zomig®, Banzel® and BOTOX® Spasticity Led Phase 3 development of Zoloft® and Geodon® Ken Mace, MBA VP of Finance Finance, strategic & business leader Petr Kocis, PhD VP of Preclinical Development Led preclinical development of Iressa® and Zactima® Neil Flanzraich Vice Chairman Former President, IVAX, Exec. Chairman, Cantex

Phase 2b start in 1H 2019 to evaluate cognitive effects Well tolerated oral pill with promising efficacy Path to Value Creation for ALZ-801 in AD Large Alzheimer’s market & strong patent protection 1 2 3 Clinical Dataset Drives Strategy, Defines Population & Differentiates Lead Product

Preserving Future Memories. Martin Tolar, MD, PhD Founder, President & CEO   O:508.861.7788 M:650.392.9186 F:617.300.8668 martin.tolar@alzheon.com www.alzheon.com Alzheon, Inc. 111 Speen Street, Suite 306 Framingham, MA 01701

Soluble amyloid oligomers cause neurotoxicity Synaptic damage & neuronal death Promote tau phosphorylation & drive tau pathology Amyloid monomers and plaques non-toxic Amyloid oligomers appear early and correlate with onset of clinical symptoms in AD2,3 APOE4 genotype increases oligomers in brain4 ALZ-801 inhibits formation of toxic oligomers5 Anti-oligomer assay confirms clinical effect and dose5 Amyloid Oligomers Initiate Alzheimer’s Pathogenic Cascade1 Turning Point in Understanding Role of Amyloid 1 Viola (2015) 2 Esparza (2013) Ann Neurol; 3 Morris (2010) Ann Neurol; 4 Hashimoto (2012) J Neurosci; 5 Alzheon publications: Kocis (2017) CNS Drugs; Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs Adapted from NIH

Enveloping Mechanism of Action of ALZ-801 Alzheon publications: Kocis (2017) CNS Drugs; Hey (2018) CNS Drugs Critical interactions with amino acid residues on amyloid monomer Lysine 16 Lysine 28 Aspartate 23 Conformational modulation of amyloid monomer inhibits oligomer formation Multi-Ligand Mode of Binding to Amyloid Prevents Oligomer Formation

Mechanism of action inhibits oligomer toxicity ALZ-801 blocks amyloid oligomer formation Key initial driver of AD disease progression ALZ-801 prodrug improves brain penetration Formulated for high & consistent brain penetration Target clinical dose achieves sustained brain concentration that blocks oligomer formation Advances in AD clinical trial design Studies in genetically defined patients reduce AD misdiagnosis & trial variability Focus on early to mild AD where oligomers play pivotal role based on clinical data Differentiated Program Underpinned by Advances in Alzheimer's ALZ-801 Blocks Formation of Amyloid Oligomers Conformational modulation of amyloid prevents oligomer formation Alzheon publications: Kocis (2017) CNS Drugs; Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs

Clinical Implications of ALZ-801 MOA Brain tramiprosate levels achieve >1,000X excess of Aβ42 amyloid levels in AD patients Results in full inhibition of amyloid oligomer formation in bioanalytical experiments Mechanism of action consistent with the meaningful & sustained clinical benefits on cognition and function observed in Alzheimer’s patients Anti-oligomer MOA data confirms clinical efficacy and dose1 AD biomarker effects consistent with MOA & clinical efficacy2 Clinical data in AD patients3 Population stricken by amyloid pathology 1 Alzheon publication: Kocis (2017) CNS Drugs; Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs 2 Aisen (2006) Neurology; Gauthier (2009) J Nutr Health Aging 3 Alzheon publications: Abushakra (2016 & 2017) J Prev Alz Dis

Deficiencies of original tramiprosate formulation Variable oral absorption caused high pharmacokinetic variability Incidences of nausea and vomiting ALZ-801 Phase 1 program completed in 127 subjects 50% human pharmacokinetic variability in plasma GI tolerability especially with food Improved brain penetration ~40% brain to plasma ratio ALZ-801 tablet ready for Phase 3 265mg ALZ-801 tablet yields plasma exposure equivalent to 150mg tramiprosate ALZ-801 Prodrug Formulation 3-(L-Valyl) amino-1-propane sulfonic acid, MW 238.3 Alzheon Prodrug ALZ-801 Tramiprosate Alzheon publications: Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs Improvements Enhance Prospects for ALZ-801 Efficacy & Safety

ALZ-801 Biological Pathway Conversion into Tramiprosate & Valine Evaluated in ADME and Phase 1 Studies Major route of elimination ~100% tramiprosate + metabolite Kidneys 4 Upper GI Tract ~50% oral bioavailability 1 3 Minor conversion to tramiprosate by amidase Plasma 2a 2b Robust ~40% uptake Brain Major conversion to tramiprosate by amidase Liver *Alzheon publication: Hey (2017) Clin Pharmacokinet

ALZ-801 Established Bioequivalent to Tramiprosate Tablet Formulation Regimen Dose AUC12h (ng/mL*h) ALZ-801 Fasted 265mg 4844 ALZ-801 Fed 265mg 4360 Tramiprosate Phase 3 study 150mg 4429 Based on Phase I Data in Healthy Human Volunteers* Tramiprosate safety database accepted by FDA to support ALZ-801 NDA *Alzheon publication: Hey (2017) Clin Pharmacokinet

ALZ-801 Improves Tolerability in Humans ALZ-801 demonstrated improved tolerability over tramiprosate in Phase 1 at the same or higher doses* Phase 1 Trials Clinical Dose GI Toleration ALZ-801 340mg BID (molar equivalent of 200mg BID tramiprosate) GI toleration observed No nausea & vomiting in Week 2 Tramiprosate 150mg BID No change in GI toleration over time Preclinical Toxicology Studies 1-Month Toxicology NOAEL 6-Month Toxicology NOAEL ALZ-801 2,000mg/kg 1,500mg/kg Tramiprosate 500mg/kg 100mg/kg ALZ-801 Improvement vs. Tramiprosate 4x 15x *Aisen (2011) Arch Med Sci; Alzheon publications: Hey (2017) Clin Pharmacokinet; Hey (2018) CNS Drugs

Alzheon’s Precision Medicine Approach in AD Right Patients: APOE4/4 with early to mild Alzheimer’s Homogeneous population overexpressing amyloid pathology Focus on early to mild AD where amyloid oligomers play key role in disease progression Right Drug: Improved ALZ-801 oral prodrug formulation Consistent plasma levels provide for high brain penetration for oligomer inhibition Improved oral absorption & GI tolerability No vasogenic brain edema in tramiprosate clinical trials Right Trial: Phase 2b trial to confirm clinical efficacy in APOE4/4 AD patients Phase 3 program authorized by FDA with validated cognitive & functional measures Well tolerated, long-term safety evaluated in 2,000 patients at effective clinical dose FDA agreed to use tramiprosate safety data for ALZ-801 NDA submission Fast Track designation granted for ALZ-801 Alzheimer's program

Double-blind placebo-controlled study in APOE4/4 with early to mild AD 78 weeks duration, 1:1 active vs. placebo Single primary efficacy outcome: Cognition measured by ADAS-cog Structural brain biomarker: Hippocampal volume preservation measured by MRI Total N = 160, 80 subjects enrolled per group >80% power to detect ∆ 3.5 on ADAS-cog Two-sided p-value of 0.05 Assuming 20% drop out rate 90% power to detect 50% decrease in hippocampal volume loss Secondary efficacy outcomes: CDR-SB, DAD, MMSE Array of plasma biomarkers & pharmacokinetic profile Phase 2b Study Design Trial in Target APOE4/4 AD Population to Confirm Clinical Efficacy

CMC in Place to Support ALZ-801 Program Drug substance manufacturer: Corden, Belgium Three GMP drug substance campaigns completed 150+ kg available for clinical trials, tablet production and remaining nonclinical studies 3 years of drug substance stability Drug product manufacturer: CoreRx, U.S.A. Commercial 265mg prototype tablet developed with excellent properties Large scale tablet manufacturing in place to support Phase 2b trial start in 1H 2019 ALZ-801 prototype tablet: 265mg dose, 16mm x 8mm x 4mm ALZ-801 tablet in blister pack

Phase 2b trial to start in 1H 2019 Phase 3 program reviewed and authorized by FDA APOE4/4 early to mild AD population for initial NDA filing Tramiprosate safety database accepted to support ALZ-801 NDA submission Bridging of ALZ-801 dose to bioequivalent tramiprosate dose from Phase 3 ALZ-801 approval considerations FDA requires two Phase 3 studies for registration; single study may be acceptable if exceptional results February 2018 FDA and EMA guidances for Alzheimer’s trials may allow streamlined Phase 3 program with single primary outcome measure Fast Track Designation Granted for ALZ-801 in Alzheimer’s Disease Potential Path to NDA Filing

Initial ALZ-801 approval in APOE4/4 homozygous AD patients with early to mild AD APOE4/4 patients represent 10-15% of AD population, ~1 million in U.S. & Europe Planned expansion of ALZ-801 program to remaining Alzheimer’s populations & other neurological disorders Opportunities in familial Alzheimer’s & Down syndrome dementia Down syndrome dementia represents genetic form of Alzheimer's Potential orphan drug designation opportunity Discovery platform of >5,000 compounds enabled by novel mechanism of action Positioned to target protein misfolding in neurodegeneration Preclinical lead product candidate ALZ-1903 Collaboration with Nobel laureate Dr. Prusiner, Chair of Alzheon Scientific Advisory Board Provides Multiple Opportunities for Value Creation Alzheon Platform Strategy

Projected Readout of Alzheimer's Late-Stage Trials 2017 2016 2019 2018 2020 Biogen: Aducanumab Beta amyloid antibody – IV Two Phase 3 studies in early AD Merck: Verubecestat Beta secretase inhibitor – Oral vTv: Azeliragon RAGE inhibitor – Oral Roche: Gantenerumab Beta amyloid antibody – SC Two Phase 3 studies in mild & prodromal AD Alzheon: ALZ-801 Beta amyloid inhibitor – Oral 2021 2022 2023 Roche/AC Immune: Crenezumab Beta amyloid antibody – IV Two Phase 3 studies in prodromal to mild AD Eisai/Biogen: Elenbecestat Beta secretase inhibitor – Oral Two Phase 3 studies in early AD Eli Lilly/AZ: Lanabecestat Beta secretase inhibitor – Oral Two Phase 3 studies in early to mild AD X Novartis/Amgen: CNP520 Beta secretase inhibitor – Oral Two Phase 3 studies in APOE4/4 cognitively normal elderly and amyloid-positive APOE4 2024 Two Phase 3 studies in mild AD Expected Phase 2b study start in early to mild APOE4/4 AD Janssen: JNJ-54861911 Beta secretase inhibitor – Oral Phase 2b/3 study in subjects at risk for AD Two Phase 3 studies in mild to moderate & prodromal AD X X X Biogen/Eisai: BAN2401 Beta amyloid antibody – IV Potential Phase 3 study Phase 2b study in early AD ALZ-801 Potentially One of the First Approved Disease Modifying Drugs

Aducanumab Antibody BAN2401 Antibody ALZ-801 Pill Binds oligomers, fibrils & plaques Binds oligomers >> monomers > plaques Inhibits formation of oligomers, no plaque binding Brain swelling ~20-35% Brain swelling ~10-15% No brain swelling Clinical benefit in early AD CDR ~70% ADCOMS** ADAS-cog ~120% CDR ~80% Brain penetration ~1.5% ~0.3% ~40% of oral dose All APOE4 genotypes early AD All APOE4 genotypes early AD APOE4/4 homozygotes early to mild AD Monthly IV infusion Bi-weekly IV infusion Oral pill Targeting of Amyloid Oligomers Potentially Leads to Clinical Benefits in AD ALZ-801 vs. Aducanumab & BAN2401* *Not a head-to-head comparison **ADCOMS represents composite of 6 items from ADAS-cog13 and MMSE, and all 6 items of CDR-SB

Capital raised (gross proceeds) $10.6 M Series A round closed in March 2015 $17.4 M Series B round closed in December 2017 $1.7 M Series B top-off closed in August 2018 Financial Overview

Capitalization Table as of October 31, 2018 Outstanding Securities Common shares outstanding pre-IPO1 10,268,967 Common shares offered2 6,000,000 Options ($4.82 WAEP) 1,644,018 Warrants ($4.27 WAEP) 202,536  Total 18,115,521 1 Including conversion of Series A and B Preferred Stock into 5,430,646 common shares and excluding shares reserved for future issuances under equity incentive plans 2 Assuming $30 million raised at $5.00, the mid-point of expected offering price range